Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our reports dated February 25, 2022, with respect to the statements of condition of Longbridge Financial, LLC as of December 31, 2021 and 2020, the related statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2021, 2020 and 2019 and the related notes, which reports appear in the Form S-3 of Ellington Financial Inc. dated January 24, 2023.
/s/ Richey May & Co.
Englewood, Colorado
January 24, 2023